Exhibit 99.1

Date:	April 25, 2012
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES OPERATING RESULTS FOR THE SECOND FISCAL QUARTER OF 2012

Stroudsburg, Pennsylvania, April 25, 2012 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ Global MarketSM “ESSA”), the holding company for ESSA Bank & Trust (the “Bank”), today announced its operating results for the three and six months ended March 31, 2012. The Company reported net income of $659,000, or $0.06 per diluted share, for the three months ended March 31, 2012, as compared to net income of $1.2 million, or $0.10 per diluted share, for the corresponding 2011 period.

For the six months ended March 31, 2012, the Company reported net income of $1.5 million, or $0.14 per diluted share, compared to net income of $2.2 million, or $0.19 per diluted share, for the corresponding 2011 period. The three-and six-month periods ended March 31, 2012 include merger related expenses of $227,000 and $376,000, respectively.

Gary S. Olson, President and CEO, commented: “Low interest rates along with continuing soft economic conditions in our market impacted our ability to find quality lending opportunities and also put significant pressure on our net interest margin. The impact of merger related costs further reduced our operating results for the three-and six-month periods ended March 31, 2012.

“Our asset quality remained strong compared to peers, with nonperforming assets comprising 1.51% of total assets. The Company’s allowance for loan losses represented 1.08% of gross loans and approximately 48% of non-performing assets. The Bank’s capital position is exceptionally strong, with capital ratios far exceeding regulatory standards for a well-capitalized institution. With a Texas Ratio of approximately 10.0%, ESSA stands above most peers with respect to asset quality.

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531 Fax: 570-421-7158

“Our previously announced intent to acquire First Star Bancorp is proceeding smoothly and there has been tremendous cooperation between both sides. ESSA is well- positioned to pursue lending and deposit opportunities in the Lehigh Valley, and to maintain our position of market leadership in Monroe County. We are enthusiastic about the prospect of creating a significantly larger institution with an expanded customer base and access to new markets.”

Net Interest Income:

Net interest income decreased $571,000, or 7.8%, to $6.8 million for the three months ended March 31, 2012, from $7.3 million for the comparable period in 2011. The decrease was primarily attributable to a decrease in the Company’s average net earning assets of $6.0 million, and a decrease in the Company’s interest rate spread to 2.36% for the three months ended March 31, 2012, from 2.54% for the comparable period in 2011.

Net interest income decreased $993,000, or 6.9%, to $13.5 million for the six months ended March 31, 2012, from $14.5 million for the comparable period in 2011. The decrease was primarily attributable to a decrease in the Company’s average net earning assets of $9.8 million, and a decrease in the Company’s interest rate spread to 2.34% for the six months ended March 31, 2012 from 2.49% for the comparable period in 2011.

Provision for Loan Losses:

The provision for loan losses was unchanged at $650,000 for the three months ended March 31, 2012, compared to the prior year’s quarter. The provision for loan losses increased $20,000, or 1.8%, to $1.2 million for the six months ended March 31, 2012, from the comparable period in 2011. The allowance for loan losses was $8.1 million, or 1.08% of loans outstanding at March 31, 2012, compared to $8.2 million, or 1.09% of loans outstanding at September 30, 2011.

In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are subject to interpretation and revision as more information becomes available or as future events occur. The provision for loan losses for the three- and six-month periods ended March 31, 2012, and the comparable 2011 periods were in response to this evaluation.

Noninterest Income:

Noninterest income increased $300,000, or 22.7%, to $1.6 million for the three months ended March 31, 2012, from $1.3 million for the comparable period in 2011. The primary reason for the increase was an increase in insurance commissions of $195,000 during the 2012 period. As previously disclosed, the Company acquired its insurance subsidiary during the third fiscal quarter of 2011.

Noninterest income increased $489,000, or 18.4%, to $3.1 million for the six months ended March 31, 2012, from $2.7 million for the comparable period in 2011. The primary reasons for the increase were increases in insurance commissions of $386,000 and bank-owned life insurance of $126,000. The Company purchased $7.0 million of additional bank-owned life insurance during the second and third fiscal quarters of 2011.

Noninterest Expense:

Noninterest expense increased $419,000, or 6.5%, to $6.9 million for the three months ended March 31, 2012, from $6.5 million for the comparable period in 2011. The increase was due primarily to increases in the loss on foreclosed real estate of $134,000, merger related costs of $227,000 and other operating expenses of $112,000. These increases were offset, in part, by a decrease in advertising costs of $116,000. The increase in the loss on foreclosed real estate was due primarily to declining values of foreclosed real estate held by the Company. The increase in other operating expenses was due primarily to increases in loan production costs related to increased volume. The decrease in advertising costs was due primarily to fewer marketing campaigns.

Noninterest expense increased $443,000, or 3.4%, to $13.5 million for the six months ended March 31, 2012, from $13.1 million for the comparable period in 2011. The increase was due primarily to increases in merger related costs of $376,000 and amortization of intangible assets related to the insurance consulting subsidiary of $162,000. These increases were offset, in part, by decreases in advertising costs of $216,000 and professional fees of $105,000.

Balance Sheet:

Total assets increased $16.7 million, or 1.52%, to $1,114.2 million at March 31, 2012, compared to $1,097.5 million at September 30, 2011. Increases in loans receivable and investment securities available for sale were partially offset by a decrease in interest bearing deposits with other institutions. Net loans receivable increased $3.0 million. The increase in net loans receivable included increases in residential loans of $6.7 million, obligations of states and political subdivisions of $3.3 million, commercial real estate loans of $62,000, construction loans of $1.2 million and other loans of $54,000 which were partially offset by declines in commercial loans and home equity and home improvement loans of $6.2 million and $2.2 million respectively. Investment securities available for sale increased $32.2 million due primarily to additional purchases of municipal securities and government sponsored mortgage backed securities. Interest-bearing deposits with other institutions decreased primarily due to the use of cash for loan growth and investment securities purchases.

Total deposits increased $37.9 million, or 6.0%, to $675.9 million at March 31, 2012, from $637.9 million at September 30, 2011. The primary reason for the increase was an increase in certificates of deposit accounts of $33.0 million including an increase of $25.8 million in brokered certificates. This increase was partially offset by decreases in NOW accounts of $1.0 million and money market accounts of $4.3 million. Borrowed funds decreased during the same time period by $25.5 million. The increase in brokered deposits reflects the refinancing, at a lower cost, of maturing borrowings.

Stockholders’ equity increased $351,000, or 0.2%, to $162.0 million at March 31, 2012, from $161.7 million at September 30, 2011, primarily as a result of net income, offset in part by an increase in the Company’s accumulated other comprehensive loss. The accumulated other comprehensive loss was $811,000 at March 31, 2012, compared to other comprehensive income of $586,000 at September 30, 2011, primarily due to a decrease in the unrealized gain, net of taxes on the Company’s investment securities available for sale.

Asset Quality:

Nonperforming assets totaled $16.8 million, or 1.51%, of total assets at March 31, 2012, compared to $13.9 million, or 1.26%, of total assets at September 30, 2011. The increase was primarily due to an increase of $3.6 million in nonperforming residential loans. The number of nonperforming residential loans increased to 62 at March 31, 2012, from 41 at September 30, 2011. The Company, in response to these and other trends, made a provision for loan losses of $650,000 for the three months ended March 31, 2012, compared to a provision of $650,000 for the comparable three-month period in 2011. The allowance for loan losses was $8.1 million, or 1.08%, of loans outstanding at March 31, 2012, compared to $8.2 million, or 1.09%, of loans outstanding at September 30, 2011.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.0 billion and is the leading service-oriented financial institution headquartered in the Greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 17 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

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Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31, 2012	September 30, 2011
	(dollars in thousands)
ASSETS
Cash and due from banks	$6,432	$9,801
Interest-bearing deposits with other institutions	16,633	31,893

Total cash and cash equivalents	23,065	41,694
Investment securities available for sale	277,576	245,393
Loans receivable (net of allowance for loan losses of $8,098 and $8,170)	741,617	738,619
Federal Home Loan Bank stock	15,236	16,882
Premises and equipment	11,384	11,494
Bank-owned life insurance	23,650	23,256
Foreclosed real estate	1,914	2,356
Intangible assets, net	1,663	1,825
Goodwill	40	40
Other assets	18,059	15,921

TOTAL ASSETS	$1,114,204	$1,097,480

LIABILITIES
Deposits	$675,870	$637,924
Short-term borrowings	10,000	4,000
Other borrowings	252,910	284,410
Advances by borrowers for taxes and insurance	5,209	1,381
Other liabilities	8,185	8,086

TOTAL LIABILITIES	952,174	935,801

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	170	170
Additional paid in capital	167,831	166,758
Unallocated common stock held by the Employee Stock Ownership Plan	(11,212)	(11,438)
Retained earnings	67,664	67,215
Treasury stock, at cost	(61,612)	(61,612)
Accumulated other comprehensive (loss)/income	(811)	586

TOTAL STOCKHOLDERS’ EQUITY	162,030	161,679

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,114,204	$1,097,480

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended March 31		For the Six Months Ended March 31
	2012	2011	2012	2011
	(dollars in thousands)
INTEREST INCOME
Loans receivable, Including fees	$9,145	$9,795	$18,486	$19,639
Investment securities:
Taxable	1,628	2,016	3,266	3,938
Exempt from federal income tax	55	75	103	153
Other investment income	6	1	8	1

Total interest income	10,834	11,887	21,863	23,731

INTEREST EXPENSE
Deposits	1,836	1,795	3,747	3,491
Short-term borrowings	6	23	11	45
Other borrowings	2,221	2,727	4,626	5,723

Total interest expense	4,063	4,545	8,384	9,259

NET INTEREST INCOME	6,771	7,342	13,479	14,472
Provision for loan losses	650	650	1,150	1,130

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,121	6,692	12,329	13,342

NONINTEREST INCOME
Service fees on deposit accounts	661	729	1,388	1,491
Services charges and fees on loans	200	145	384	355
Trust and investment fees	207	195	422	406
Gain on sale of investments, net	147	115	147	115
Gain on sale of loans, net	8	—	8	3
Earnings on Bank-owned life insurance	196	131	394	268
Insurance commissions	195	—	386	—
Other	9	8	18	20

Total noninterest income	1,623	1,323	3,147	2,658

NONINTEREST EXPENSE
Compensation and employee benefits	3,980	3,933	7,916	7,813
Occupancy and equipment	776	796	1,532	1,573
Professional fees	403	420	744	849
Data processing	507	481	989	930
Advertising	67	183	153	369
Federal Deposit Insurance Corporation (FDIC) Premiums	167	222	329	406
Loss/(Gain) on foreclosed real estate	40	(94)	107	12
Merger related costs	227	—	376	—
Amortization of intangible assets	81	—	162	—
Other	626	514	1,228	1,141

Total noninterest expense	6,874	6,455	13,536	13,093

Income before income taxes	870	1,560	1,940	2,907
Income taxes	211	345	395	680

NET INCOME	$659	$1,215	$1,545	$2,227

Earnings per share
Basic	$0.06	$0.10	$0.14	$0.19
Diluted	0.06	0.10	0.14	0.19

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2012	2011	2012	2011
	(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,096,608	$1,090,493	$1,094,182	$1,079,374
Total interest-earning assets	1,042,812	1,043,835	1,039,992	1,032,583
Total interest-bearing liabilities	887,760	882,815	887,399	870,236
Total stockholders’ equity	162,948	167,227	162,414	169,217

PER COMMON SHARE DATA:
Average shares outstanding - basic	10,840,603	11,676,190	10,829,026	11,772,750
Average shares outstanding - diluted	10,840,603	11,685,880	10,829,026	11,779,023
Book value shares	12,109,622	12,819,971	12,109,622	12,819,971

Net interest rate spread	2.36%	2.54%	2.34%	2.49%
Net interest margin	2.63%	2.85%	2.60%	2.81%